Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                BIOENVISION, INC.

                             Pursuant to Section 242
                        of the General Corporation Law of
                              the State of Delaware
                              ---------------------

        Bioenvision Inc. (hereinafter called the "Corporation"), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

        FIRST: That the Board of Directors of said Corporation (the "Board"), pursuant to a written action in lieu of a meeting, as filed with the minutes of the Board, duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation and proposing and declaring said amendment to be advisable. The resolution setting forth the amendment is as follows:


        RESOLVED, that the certificate of incorporation be amended to read as follows:

                      "FOURTH. The total number of shares of all classes of
                  capital stock which the corporation shall have the authority to issue is 90,000,000 shares consisting of: (1) 70,000,000 shares of Common Stock, par value $0.00l per share and (2) 20,000,000 shares of Preferred Stock, par value $0.001 per share. The Preferred Stock shall be issuable in one or more series with such powers, designations, preferences, rights, qualifications, limitations or restrictions as may be determined in the board's sole discretion, with no further authorization by stockholders required for the creation and issuance thereof. When required by law and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the board shall have the express authority to execute, acknowledge and file a certificate of designations, preferences, rights, qualifications, limitations or restrictions of the Preferred Stock."



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               IN WITNESS WHEREOF, Bioenvision, Inc. has caused this Certificate to be signed by Christopher B. Wood, its Chairman and Chief Executive Officer, this 14th day of January, 2004.


                               Bioenvision, Inc.


                               By:  /s/ Christopher B. Wood
                                    --------------------------------------
                                    Name:  Christopher B. Wood
                                    Title:  Chairman and Chief Executive Officer